UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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DYNAVAX TECHNOLOGIES CORPORATION

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DYNAVAX TECHNOLOGIES CORPORATION

2929 Seventh Street, Suite 100 Berkeley, California 94710

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

May 13, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Dynavax Technologies Corporation, a Delaware corporation, or the Company. The meeting will be held on May 13, 2009 at 10:00 a.m. Pacific Time, at the Company’s executive offices 2929 Seventh Street, Suite 100, Berkeley, California 94710 for the following purposes:

1.	To elect our two Class III directors to hold office until the 2012 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

2.	To ratify the selection by the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.

3.	To conduct any other business properly brought before the meeting or any adjournment(s) thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the 2009 Annual Meeting is March 18, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on May 13, 2009 at 2929 Seventh Street, Suite 100, Berkeley, California 94710.

The proxy statement and annual report to stockholders

are available at http://www.dynavax.com/2009proxy.htm.

By Order of the Board of Directors

/s/ Michael S. Ostrach
Michael S. Ostrach
Secretary

Berkeley, California

April 14, 2009

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

DYNAVAX TECHNOLOGIES CORPORATION

2929 Seventh Street, Suite 100

Berkeley, California 94710

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

May 13, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors, or Board, of Dynavax Technologies Corporation, or Company or Dynavax, is soliciting your proxy to vote at the 2009 Annual Meeting of stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 14, 2009 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 18, 2009 will be entitled to vote at the annual meeting. On this record date, there were 39,922,469 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 18, 2009 your shares were registered directly in your name with the Company’s transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 18, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two Class III directors; and

•	Ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with her or his best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive. Directions to the Annual Meeting location are available at http://www.dynavax.com/directions.htm.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote using the telephone, simply follow the instructions on the enclosed proxy card. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card by mail. You may vote by telephone until 11:59 p.m., Eastern Daylight Time, May 12, 2009.

•

To vote using the internet, simply follow the instructions on the enclosed proxy card. If you vote by using the internet, do not return your proxy card by mail. You may vote by using the internet until 11:59 p.m., Eastern Daylight Time, May 12, 2009.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Dynavax. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 18, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director and “For” the appointment of the independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Dynavax, Attention: Secretary, at 2929 Seventh Street, Suite 100, Berkeley, California 94710.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your proxy card with the most recent date is the one that will be counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by February 13, 2010, to Michael S. Ostrach, Esq., Corporate Secretary. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify us before March 15, 2010, for all proxies we receive, the proxy holders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the matter.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

For the election of directors, the two nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 39,922,469 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2009.

What proxy materials are available on the internet?

The 2009 proxy statement and 2008 Annual Report on Form 10-K are available at http://www.dynavax.com/2009proxy.htm.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with account holders who are Dynavax stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected share/stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker. Direct your written request to Corporate Secretary, Dynavax Technologies Corporation, 2929 Seventh Street, Suite 100, Berkeley, California 94710, (510) 858-5100. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

Our Board presently has eight members. There are two directors in the class whose term of office expires in 2009. Each of the nominees listed below is currently a director of the Company. If each nominee is elected at the annual meeting, each of these nominees would serve until the 2012 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the annual meeting of the stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. Our Board has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Set forth below is certain biographical information as of March 31, 2009, for the nominees and each person whose term as a director will continue after the Annual Meeting.

Name	Age	Position
Arnold L. Oronsky, Ph.D.	69	Chairperson of the Board
Nancy L. Buc, Esq.	64	Director
Dennis Carson, M.D.	62	Director
Dino Dina, M.D.	62	President, Chief Executive Officer and Director
Denise M. Gilbert, Ph.D.	51	Director
David M. Lawrence, M.D.	68	Director
Peggy V. Phillips	55	Director
Stanley A. Plotkin, M.D.	76	Director

CLASS III DIRECTOR NOMINEES

Arnold L. Oronsky, Ph.D.

Dr. Oronsky has been a member of our Board since November 1996 and became Chairman in February 2006. Dr. Oronsky is a managing director with InterWest Partners, a venture capital firm. Prior to joining InterWest Partners in 1994, Dr. Oronsky was Vice President of Discovery Research for the Lederle Laboratories division of American Cyanamid, a pharmaceutical company. From 1973 until 1976, Dr. Oronsky was head of the inflammation, allergy and immunology research program at Ciba-Geigy Pharmaceutical Company. Dr. Oronsky also serves as a senior lecturer in the Department of Medicine at The Johns Hopkins Medical School. Dr. Oronsky has won numerous grants and awards and has published over 125 scientific articles. Dr. Oronsky serves on the boards of directors of Metabasis Therapeutics Inc., and Anesiva, Inc. He received his Ph.D. from Columbia University, College of Physicians and Surgeons and his A.B. from New York University.

Peggy V. Phillips

Ms. Phillips was appointed to our Board in August 2006. Ms. Phillips currently also serves on the boards of directors of Portola Pharmaceuticals and the United States Naval Academy Foundation and she served on the board of Western Wireless from 2004 until the acquisition by Alltel in mid-2005. From 1996 until 2002, she served on the board of directors of Immunex Corporation and from 1999 she served as the Chief Operating Officer until the company was acquired by Amgen in 2002. During her career at Immunex, she held positions of increasing responsibility in research, development, manufacturing, sales and marketing. As senior vice president for pharmaceutical development and general manager for Enbrel®, she was responsible for clinical development and regulatory affairs as well as the launch, sales and marketing of the product. Prior to joining Immunex, Ms. Phillips worked at Miles Laboratories. Ms. Phillips holds a BS and a MS in microbiology from the University of Idaho.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL THE 2010 ANNUAL MEETING

Dennis Carson, M.D.

Dr. Carson has been a member of our Board since December 1997. Dr. Carson is a noted researcher in the fields of autoimmune and immunodeficiency diseases and is co-discoverer with Dr. Eyal Raz of the immunostimulatory sequences (ISS) that form the basis of our technology. He has played key roles in the founding of Vical, Inc., a gene therapy company, IDEC Pharmaceuticals, a biopharmaceutical company, and Triangle Pharmaceuticals. Dr. Carson is director of the Rebecca and John Moores Cancer Center at the University of California, San Diego and has been a professor in the Department of Medicine at the University of California, San Diego since 1990. He is a member of the National Academy of Sciences, American Academy of Arts and Sciences, and the Institute of Medicine, as well as the American Association for Cancer Research, the American Society for Clinical Investigation, the American Society of Hematology, and the Association of American Physicians. He received his M.D. from Columbia University and his B.A. from Haverford College. Dr. Carson completed his residency in internal medicine and a postdoctoral fellowship at the University of California San Diego.

Dino Dina, M.D.

Dr. Dina has been our President and a member of our Board since May 1997 and our Chief Executive Officer, or CEO, since May 1998. From 1982 until he joined us in 1997, Dr. Dina was an employee of Chiron Corporation, a biopharmaceutical company. At Chiron, Dr. Dina held a series of positions with increasing responsibility. He ultimately served as president of Chiron Vaccines (formerly Biocine Company), which he directed from its inception in 1987. Under Dr. Dina’s direction, Chiron Vaccines received the first-ever approval of an adjuvanted influenza vaccine in Italy, successfully completed development of the first genetically engineered pertussis vaccine, and conducted clinical trials for vaccines to prevent HIV, herpes simplex type II, cytomegalovirus, and hepatitis B infections. The virology group he directed was responsible for several key scientific findings, including the discovery, cloning, and sequencing of the hepatitis C virus, and the cloning and sequencing of the viral genomes for HIV and hepatitis A viruses. Prior to joining Chiron, Dr. Dina was employed at Albert Einstein College of Medicine in Bronx, New York, as an assistant professor of genetics from 1977 to 1982. He received his M.D. from the University of Genoa Medical School in Italy.

Denise M. Gilbert, Ph.D.

Dr. Gilbert was appointed to our Board in March 2004. Dr. Gilbert is currently an independent consultant and strategic advisor to life science companies. From 2001 to 2002, she served as Chief Executive Officer of Entigen Corporation, a private life science information technology company. From 1995 to 1999, Dr. Gilbert served as Chief Financial Officer and Executive Vice President of Incyte Pharmaceuticals (now Incyte Corporation), and from 1993 to 1995 she was Chief Financial Officer and Executive Vice President of Affymax. From 1986 through 1993 Dr. Gilbert was a Managing Director and senior biotechnology analyst at Smith Barney Harris & Upham and Vice President and biotechnology analyst at Montgomery Securities. Dr. Gilbert serves on the board of Cytokinetics, Inc. and KaloBios Pharmaceuticals, Inc. Dr. Gilbert holds a B.S. from Cornell University and a Ph.D. in Cell and Developmental Biology from Harvard University.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2011 ANNUAL MEETING

Nancy L. Buc, Esq.

Ms. Buc was appointed to our Board in November 2005. Ms. Buc is a partner in the Washington, D.C. law firm Buc & Beardsley, and has had a long and distinguished legal career with a strong focus on healthcare policy and government service. Ms. Buc formerly served as Chief Counsel for the U.S. Food and Drug Administration. During an earlier period of government service, she served successively as Attorney-Advisor to the Chairman of the Federal Trade Commission (FTC) and Assistant Director of the FTC’s Bureau of Consumer Protection. Ms. Buc has served as a member of several major government panels, including the National Institutes of Health (NIH) Recombinant DNA Advisory Committee, the NIH Consensus Panel on Effective Medical Treatment of Heroin Addiction, and the Office of Technology Assessment’s Advisory Panels on Government Policies and Pharmaceutical Research and Development, and New Developments in Biotechnology. She was also a member of the Institute of Medicine’s committees on Contraceptive Research and Development and NIDA Medications Development. She was also the Chair of the Food and Drug Law Institute’s Board of Directors. She received her Bachelor of Arts degree from Brown University and her Bachelor of Law degree from the University of Virginia, and was awarded an honorary doctor of laws degree from Brown University. She has served as both a trustee and a fellow on the Brown University Corporation, Brown’s governing body. She has been a director of the National Partnership for Women and Families.

David M. Lawrence, M.D.

Dr. Lawrence was appointed to our Board in December 2006. Dr. Lawrence is the Retired Chairman and Chief Executive Officer of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals (KFHP/KFH). Dr. Lawrence currently serves on the Boards of Agilent Technologies, Raffles Medical Group of Singapore, McKesson Corporation, and the RAND Health Advisory Board, among others. He also serves in advisory roles to the biotechnology industry. He has been a consultant to Dynavax since May 2005. Dr. Lawrence joined Kaiser in 1981. He was named chief executive officer of KFHP/KFH in 1991 and chairman of its Board in 1992. Prior to that, he served as vice chairman and chief operating officer as well as a key executive in Kaiser Permanente divisions in Oregon and Colorado. He retired on December 31, 2002. Dr. Lawrence is a graduate of Amherst College (BA), the University of Kentucky (MD), and the University of Washington (MPH). He is Board Certified in General Preventive Medicine (the Johns Hopkins University and the University of Washington). He is a member of Alpha Omega Alpha (Medical Honorary Society) and the Institute of Medicine (National Academy of Sciences).

Stanley A. Plotkin, M.D.

Dr. Plotkin was appointed to our Board in August 2005. Dr. Plotkin is Emeritus Professor of the University of Pennsylvania and Executive Advisor to Sanofi Pasteur. Until 1991, he was Professor of Pediatrics and Microbiology at the University of Pennsylvania, and Professor of Virology at the Wistar Institute and at the same time, Director of Infectious Diseases and Senior Physician at the Children’s Hospital of Philadelphia. In 1991, Dr. Plotkin left the University to join the vaccine manufacturer, Pasteur-Mérieux-Connaught (today, Sanofi Pasteur), where for seven years he was Medical and Scientific Director, based at Marnes-la-Coquette, outside Paris. Dr. Plotkin’s career included internship at Cleveland Metropolitan General Hospital, residency in pediatrics at the Children’s Hospital of Philadelphia and the Hospital for Sick Children in London and three years in the Epidemic Intelligence Service of the Centers for Disease Control of the U.S. Public Health Service. He has been chairman of the Infectious Diseases Committee and the AIDS Task Force of the American Academy of Pediatrics, liaison member of the Advisory Committee on Immunization Practices and Chairman of the Microbiology and Infectious Diseases Research Committee of the National Institutes of Health.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors, or Audit Committee, has selected and the Board has approved Ernst & Young LLP, or Ernst & Young, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Ernst & Young has audited the Company’s financial statements since 2001. Representatives of Ernst & Young are expected to be present at the 2009 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If the stockholders fail to ratify the selection of Ernst & Young, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

AUDIT FEES

In connection with the audit of its 2008 financial statements, the Company entered into an engagement agreement with Ernst & Young which sets forth the terms by which Ernst & Young will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2007 and December 31, 2008, by Ernst & Young, the Company’s principal auditors.

	Fiscal Year Ended
	2008	2007
Audit Fees(1)	$690,873	$787,041
Tax Fees(2)	—	1,182
All Other Fees(3)	1,500	1,500

Total Fees	$692,373	$789,723

(1)

Audit fees include fees for the audit of our consolidated financial statements and interim reviews of our quarterly financial statements, registration statements and consents and other services related to SEC matters, including compliance with the provisions of Sarbanes-Oxley section 404. In 2008, audit fees also include fees for accounting consultations related to a financing transaction and related warrant issuance and collaboration agreements. In 2007, audit fees also include fees for accounting consultations related a financing transaction and related warrant issuance, collaboration agreements, SEC correspondence and adoption of new accounting pronouncements.

(2)	Tax fees represent fees for professional services provided in connection with the preparation of our federal, state and foreign tax returns and advisory services for other tax compliance matters.

(3)	All other fees represent subscription fees for an online accounting research tool and related database.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young. Under the policy the Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual express case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the principal auditors’ independence.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our named executive officers as of March 31, 2009:

Name	Age	Position
Dino Dina, M.D.	62	President and Chief Executive Officer
Robert L. Coffman, Ph.D.	62	Vice President and Chief Scientific Officer
Zbigniew Janowicz, Ph.D.	58	Chief Executive Officer and Managing Director of Rhein Biotech GmbH (Dynavax Europe)
Michael S. Ostrach	57	Vice President, Chief Business Officer and General Counsel
Deborah A. Smeltzer	55	Vice President, Operations and Chief Financial Officer

ROBERT L. COFFMAN, PH.D.

Dr. Coffman has been our Vice President and Chief Scientific Officer since December 2000. Dr. Coffman joined Dynavax from the DNAX Research Institute where he had been since 1981, most recently as Distinguished Research Fellow. Prior to that, he was a postdoctoral fellow at Stanford University Medical School. Dr. Coffman has made fundamental discoveries about the regulation of immune responses in allergic and infectious diseases. He shared the William S. Coley Award for Research in Immunology for discovery of the Th1 and Th2 subsets of T lymphocytes, the two major types of T cells that control most immune responses. Dr. Coffman received his Ph.D. from the University of California, San Diego and his AB from Indiana University. In 2006, Dr. Coffman was elected to the National Academy of Sciences.

ZBIGNIEW JANOWICZ, PH.D.

Dr. Janowicz joined Dynavax in April 2006 when Dynavax acquired Rhein Biotech GmbH (“Dynavax Europe”). In July 2006 Dr. Janowicz was appointed CEO of Dynavax Europe. Dr. Janowicz holds a Ph.D. in Biochemistry. He was one of the co-founders of Rhein Biotech GmbH in 1985 and laid the foundation for the development and commercialization of the Hansenula polymorpha technology platform used in the production of vaccine antigens and other proteins. He also led the successful development of the hepatitis B franchise of the Rhein Biotech GmbH group. From 1996 until 1999, Dr. Janowicz served as R&D Director in the tissue repair business of Curative Technologies. He rejoined Rhein Biotech GmbH in 1999 where he held the position of R&D Director for the Rhein Biotech Group.

MICHAEL S. OSTRACH

Mr. Ostrach joined Dynavax in October 2006 as Vice President, Chief Business Officer and General Counsel. Previously he was Chief Operating Officer, Chief Financial Officer and General Counsel at Threshold Pharmaceuticals. From 1997 to 2004, Mr. Ostrach was at Kosan Biosciences, most recently as President and Chief Operating Officer. Mr. Ostrach began his corporate career at Cetus Corporation, where he served in several capacities between 1981 and 1991, initially as general counsel and finally as Senior Vice President of corporate affairs and General Counsel. Following the acquisition of Cetus by Chiron Corporation in 1991, Mr. Ostrach became President of Chiron Technologies. He holds an AB from Brown University and a JD from Stanford Law School.

DEBORAH A. SMELTZER

Ms. Smeltzer joined Dynavax in January 2005 as Vice President, Operations and Chief Financial Officer, or CFO. Previously she was with Applied Biosystems, where she served most recently as Vice President and General Manager of the company’s genetic analysis business. She previously served as Vice President, Finance for the organization and had responsibility for business development. Prior to Applied Biosystems, Ms. Smeltzer served as Chief Financial Officer and Vice President for Genset SA, a Paris-based global genomics company.

From 1988 to 1996, Ms. Smeltzer was a general partner of the Grotech Capital Group venture funds where she managed the life sciences portfolio of the funds. Ms. Smeltzer serves on the board of directors and compensation committee of ExonHit Therapeutics, SA. She holds a BS in biological sciences and an MS in medical microbiology from the University of California, Irvine, and an MBA from Stanford University Graduate School of Business.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we analyze the material elements of our compensation program for our named executive officers, who are identified in the Summary Compensation Table below. This discussion is intended to provide the context necessary to understand the compensation of these senior executives, which is detailed in the tables and narratives that follow.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, motivate, reward and retain talented individuals who are essential to our continued scientific leadership and business success, with the ultimate aim of increasing stockholder value. The Compensation Committee of the Board of Directors, or Compensation Committee, determines the form and amount of compensation for our named executive officers with the following guiding principles in mind:

•	Provide compensation that is sufficiently competitive in our industry and geography so that we attract and retain high-quality executive officers;

•	Align the interests of executives and our stockholders using performance-based incentives;

•	Create annual and long-term financial incentives for executives to achieve our business plans and strategic objectives;

•	Motivate executives to deliver long-term results; and

•	Create a team-oriented workplace that promotes innovation, high quality scientific and technical accomplishments and calculated risk-taking to achieve our objectives.

Compensation Setting Process

Our Compensation Committee determines all aspects of compensation for our named executive officers other than our CEO, whose compensation is determined by the Board of Directors. Our Compensation Committee currently consists of three independent, non-officer and non-employee directors—Ms. Buc, Ms. Phillips and Dr. Lawrence. Ms. Buc serves as the Chairperson. Dr. Lawrence joined the Compensation Committee in January 2009.

Compensation Decision Timeline.    In the first quarter of each fiscal year, the Compensation Committee determines compensation targets, base salaries, incentive plan design, and incentive plan performance goals for that year. The Compensation Committee also determines the degree to which our named executive officers have earned incentive compensation for the preceding fiscal year, based on its review of the achievement of annual corporate and individual goals and objectives.

Decision Framework.    With respect to Company compensation practices, our Compensation Committee’s responsibilities include discussions with members of senior management which include our CEO, CFO, VP of Human Resources and General Counsel, in establishing salary and incentive performance payment thresholds and ranges, administration of our incentive compensation and benefits plans, 401(k) plan, and equity incentive and stock purchase plans.

Generally, our Compensation Committee’s process is comprised of two related elements: the determination of compensation levels and the review and evaluation of performance objectives for the past and current year. For executives other than the CEO, our Compensation Committee solicits and considers evaluations and recommendations submitted by the CEO. In the case of the CEO, the evaluation of his performance is conducted by our Compensation Committee, which recommends for Board review and approval any adjustments to his compensation and any stock incentive awards to be granted to him. The CEO may not participate in or be present during any deliberations or determinations of our Compensation Committee or Board of Directors regarding his compensation or individual performance objectives. In addition, our Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, goals, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels.

Typically, our Compensation Committee meets at least two times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of our Compensation Committee, in consultation with the VP of Human Resources, our CFO and General Counsel. From time to time, various members of management, including the CEO and other employees, as well as outside advisors or consultants may be invited by our Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Compensation Committee has the sole authority to retain compensation consultants and obtain advice and assistance from internal and external legal, accounting or other advisors to assist in its evaluation of executive and director compensation.

Benchmarking.    Because the Compensation Committee considers the competitiveness of its executive compensation program a key objective of the program, it evaluates market information about the compensation of executive officers at similar-sized biotechnology companies within our geographic region, or peer companies. As part of our Compensation Committee’s deliberations, our VP of Human Resources gathers data through two sources of information on the median and related percentile compensation levels for biotechnology executives. The primary source of information is the Radford Biotechnology Executive Compensation Survey, from which we collect data for base salary, target annual bonuses and equity compensation for various positions at our peer group companies. We also review data provided by Equilar, Inc. on the reported base salaries, annual bonuses and equity compensation paid for various positions at our peer group companies. The market data is used as a guide, against which the Compensation Committee evaluates the compensation of each of the named executive officers in light of the executive’s scope of responsibility, expertise and business knowledge. This process allows the Compensation Committee to set compensation at levels it believes are appropriate to retain and motivate our named executive officers.

In general, the Company typically targets total direct compensation (base salary, cash-based incentives, and equity-based compensation) for our named executive officers at approximately the 75th percentile of peer group data for target performance. The Compensation Committee may elect to set total direct compensation above or below this benchmark, based upon performance, position, experience and budget. The Compensation Committee reviews our performance relative to that of our peer group in order to ensure that benchmark information considered in establishing equity compensation accurately reflects current market conditions. The Compensation Committee believes that annual equity awards create strong incentives to drive future stockholder return.

Elements of Executive Compensation

Our executive compensation program includes the following elements:

•	Base salary;

•	Annual cash-based incentive awards; and

•	Equity-based awards.

In addition, we provide broad-based employee benefits to our named executive officers, including participation in our employee stock purchase plan and severance and change in control benefits, but the Compensation Committee does not consider these benefits or amounts when making determinations about the other elements of our executive compensation program.

Base Salary

Base salary is cash compensation paid to our named executive officers throughout the year, regardless of corporate performance or stockholder returns. The Compensation Committee believes that base salary should be set at levels that are sufficient to attract and retain strong talent in a competitive market for executives. To set base salaries, the Compensation Committee considers competitive market conditions for executive compensation, the Company’s performance and the performance of the individual executive officer.

Annual Cash-Based Incentive Awards

The Compensation Committee uses cash-based incentive awards to reward our named executive officers for performance that is aligned with the interests of our stockholders, as measured by achievement of Company and individual goals established by the Board of Directors.

Target incentive compensation is expressed as a percentage of the named executive officer’s annual base salary. For fiscal 2008, target incentive compensation for each of the named executive officers was set at the following percentages of their annual base salary:

Name	Title	Target Incentive Compensation (percentage of annual base salary)
Dino Dina, M.D.	President, Chief Executive Officer and Director	60%
Robert L. Coffman, Ph.D.	Vice President and Chief Scientific Officer	50%
Zbigniew Janowicz, Ph.D.	Chief Executive Officer and Managing Director of Rhein Biotech GmbH (Dynavax Europe)	50%
Michael S. Ostrach	Vice President, Chief Business Officer and General Counsel	50%
Deborah A. Smeltzer	Vice President, Operations and Chief Financial Officer	50%

The target incentive compensation for the named executive officers other than the CEO is based 60% on the achievement of Company goals and 40% on the achievement of individual performance goals specific to the functional responsibilities of the officer determined at the beginning of each compensation year. The target incentive compensation for Drs. Dina and Janowicz is based 100% on the achievement of Company goals. The Compensation Committee believes that placing a large percentage of Dr. Dina’s total cash compensation “at risk” promotes our pay-for-performance philosophy by aligning his incentive to lead the Company to achieve its overall business objectives and increasing stockholder value. Our Board, based on recommendations and review of more detailed analysis performed by our Compensation Committee, considered the following additional factors in evaluating the performance of, and setting the cash incentive compensation for Dr. Dina based on 2008 performance: (1) achievement of our Company goals; (2) his contribution to an enhanced research and development portfolio and related funding; and (3) his contribution to the hiring and retention of superior management personnel.

Our Compensation Committee evaluates the performance of the named executive officers of the Company based on achievement of corporate and individual goals and determines the incentive amounts payable in accordance with such achievement. Our Board and our Compensation Committee have the discretion to determine the level to which goals were achieved, modify the performance criteria or select other performance factors with respect to incentive compensation paid to our named executive officers for any given fiscal year. The fiscal 2008 goals were not modified and cash incentive payments were made in the first quarter of 2009 based on the Compensation Committee’s assessment of the achievement of those criteria. The fiscal 2008 goals included additional performance criteria leading to a total target weight of 110%. The performance criteria for our cash incentive compensation were as follows:

Category	Target Weight	Achieved
Corporate Partnering goals	30%	30%
Program Development goals	50%	10%
Financing goals	30%	20%

TOTAL	110%	60%

The goals are established so that results will typically fall within the 70%—95% range. Results below or above those ranges are possible if there is significant under- or out-performance by the Company. In fiscal 2008, only 60% of the Company’s goals were achieved, primarily due to the suspension of development activities on the Company’s lead product candidate following a clinical hold by the U.S. Food and Drug Administration.

In fiscal 2008, the total targeted cash compensation for our named executive officers ranged between the 50th to 60 th percentiles of market data from the Radford Surveys, which is below the 75th percentile benchmark as we seek to manage the Company’s total cash. As pay practices within our peer group evolve, the Compensation Committee will continue to evaluate our executive compensation in light of its desired pay-for-performance approach.

Equity-Based Awards—Equity Compensation Plans

The Compensation Committee uses equity awards, whether in the form of stock options or restricted stock units that vest over extended periods, primarily to motivate our named executive officers to realize benefits from longer-term strategies that increase stockholder value, and to promote commitment and retention. Equity awards generally vest over four years, which the Compensation Committee believes encourages retention of key leadership while aligning their interests with the interest of stockholders with respect to business growth and stock price appreciation. Our Compensation Committee targets a level of equity holdings in which 50% of the total equity held by an executive officer is unvested, including new grants of equity.

In fiscal 2008, the Compensation Committee granted stock options and restricted stock units to the named executive officers. The Compensation Committee believes that stock options generally are an important form of long-term incentive compensation because they align the executive officer’s interests with the interests of stockholders, since the options have value only if our stock price increases over time. The Compensation Committee also observed that awards of restricted stock units are increasingly common at our peer group companies and have a retention effect because they have value even if our stock price declines. From time to time, the Compensation Committee may consider circumstances that warrant the grant of full value awards such as restricted stock units. Examples of these circumstances include, among others, attracting a new executive to the team; recognizing a promotion to the executive team; retention; and rewarding outstanding long-term contributions.

The Compensation Committee establishes an annual equity budget as a way to manage grants of equity incentives. The aggregate number of stock options and restricted stock units granted to our named executive officers was based on a target equity value. While the Compensation Committee reviews the value and vesting level of prior equity awards, it determines the target economic value of equity awards with reference to our peer group benchmark on an annual basis.

Our equity grant practices require that stock options and other equity compensation have prices determined based on the fair market value on the date of grant. In the case of our named executive officers, the date of grant for our stock option awards has been on the later of: the date of approval of the grant by our Board or Compensation Committee, or the date of hire. In the case of non-executive employees and consultants, the date of grant for our stock option awards has been on the later of: the date of approval by our CEO (pursuant to authority delegated by the Compensation Committee) or the date of hire for our employees and consultants. Furthermore, we have adopted a policy that the date of approval by our CEO for all grants to non-executive officer employees and consultants must be made within the first week of the following month from the date of hire. The fair market value of our stock option awards has historically been the NASDAQ closing price on the date of grant.

Summary of Change in Control and Involuntary Termination Arrangements

Change in Control

To promote retention of certain key officers, our Board has authorized the Company to enter into Management Continuity and Severance Agreements, or Management Agreements, with each of the named executive officers. These agreements were amended in October 2008 for all named executive officers, except for Dr. Janowicz, whose agreement is currently being negotiated in conformance with his employment agreement and German law. In particular, the purpose of the Management Agreements is to encourage the executives to carry out their duties when there is a possibility of a Change in Control of Dynavax. The Management Agreements are not employment agreements and do not provide any assurance of continued employment.

The Management Agreements define a Change in Control as the occurrence of any of the following events:

•

Change of Ownership—where any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

•

Merger—a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

•

Sale of Assets—if the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Involuntary Termination in connection with a Change in Control

Immediately prior to the effective date of a Change in Control, regardless of whether the executive is offered or accepts a position with the “New Company” (as defined below), the executive shall receive an additional two years vesting of employee stock options to purchase Dynavax common stock that are held by the executive on the effective date of such Change in Control and will immediately vest on such date. In addition, all restricted stock units held by the executive on the effective date of such Change in Control will fully vest immediately on such date.

Additionally, if, during the two-year period following a Change in Control, Dynavax or the New Company terminates the executive’s employment other than for “cause” or if such termination is “involuntary” (as such terms are defined in the agreements), the executive shall receive:

•	a lump-sum cash payment equal to 12 months of the executive’s then effective annual base salary, payable six months from the termination date;

•

a lump-sum cash payment equal to the executive’s target incentive compensation of 50% to 60% of the executive’s then effective annual base salary (or such higher percentage then in effect under the Company’s management incentive program or other similar bonus program). Dr. Janowicz is instead entitled to a lump-sum cash payment equal to four months of his then effective annual base salary;

•	continuing health insurance benefits for 12 months upon the executive’s election of COBRA Continuation Coverage; and

•

the extension of exercisability of all stock options to purchase the Company’s Common Stock for a period of three years following termination of employment (but in any event not beyond each option’s expiration date). Dr. Janowicz is not entitled to this extension of exercisability of all stock options under the terms of his Management Agreement.

The Management Agreements define “New Company” as:

•	in the case of a Change in Ownership, the Company;

•	in the case of a Merger, the surviving entity; and

•	in the case of a Sale of Assets, the purchaser of all or substantially all of the Company’s assets.

Involuntary Termination

Under the terms of the Management Agreements, upon “involuntary” termination without “cause” (as such terms are defined in the agreements) the executive shall receive:

•	a lump-sum cash payment equal to six months of the executive’s then effective annual base salary;

•	continuing health insurance benefits for six months upon the executive’s election of COBRA Continuation Coverage;

•	an additional six months vesting of employee stock options to purchase Dynavax common stock that are held by the executive on the effective date of such involuntary termination; and

•	90 days to exercise vested options, as provided under the Incentive Plan.

All of our named executive officers receive the same involuntary termination benefits except the CEO, who receives 12 months cash severance payment, 12 months of continuing heath insurance coverage, and an additional 12 months vesting of stock options. Dr. Janowicz is entitled to receive a 12 months cash severance payment under the terms of his employment agreement.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2008, 2007 and 2006, compensation awarded to or paid to, or earned by, the Company’s named executive officers and one former named executive officer who departed from the Company during the fiscal year ended December 31, 2008.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Dino Dina, M.D.	2008	$408,000	$146,880	$5,987	$525,900	$2,538	$1,089,305
President, Chief Executive Officer and Director	2007	$400,000	$180,000	$—	$1,029,733	$2,180	$1,611,913
	2006	$360,000	$148,500	$—	$812,681	$250	$1,321,431

Robert L. Coffman, Ph.D.	2008	$281,112	$118,067	$3,992	$227,494	$3,511	$634,176
Vice President and Chief Scientific Officer	2007	$275,600	$103,626	$—	$210,655	$4,787	$594,668
	2006	$265,000	$94,870	$—	$222,887	$3,158	$585,915

Zbigniew Janowicz, Ph.D.(6)(7)(8)	2008	$360,184	$124,081	$—	$182,522	$20,741	$687,528
Chief Executive Officer and Managing Director of Rhein Biotech GmbH (Dynavax Europe)	2007	$324,409	$81,751	$—	$164,974	$18,811	$589,945

Michael S. Ostrach	2008	$307,000	$110,520	$3,992	$331,765	$3,126	$756,403
Vice President, Chief Business Officer and General Counsel	2007	$300,000	$105,600	$—	$288,469	$2,079	$696,148

Martin E. Sanders, M.D.(5)	2008	$419,811	$—	$—	$345,380	$188	$765,379
Executive Vice President and Chief Development Officer

Deborah A. Smeltzer	2008	$308,550	$111,078	$3,992	$374,039	$250	$797,909
Chief Financial Officer and Vice President, Operations	2007	$302,500	$108,900	$—	$343,282	$188	$754,870
	2006	$275,000	$98,450	$—	$266,804	$250	$640,504

(1)	Represents payments pursuant to an approved incentive plan earned for the fiscal year reported, although amounts were paid in the subsequent fiscal year.

(2)

Represents the total amount of compensation expense recognized for the fiscal year 2008 based on the fair value of restricted stock unit awards under the provisions of FAS 123R without taking into account estimated forfeitures. See note 13 of our “Notes to consolidated financial statements” in our annual report on Form 10-K filed with the SEC on March 6, 2009 for a discussion of assumptions we made in determining the compensation costs included in this column.

(3)

Represents the total amount of compensation expense recognized for the fiscal year 2008 associated with the fair value of all stock option awards previously granted. These awards were fair valued under the provisions of FAS 123R without taking into account estimated forfeitures. See note 13 of our “Notes to consolidated financial statements” in our annual report on Form 10-K filed with the SEC on March 6, 2009 for a discussion of assumptions we made in determining the compensation costs included in this column.

(4)	Represents the total amount paid during the fiscal year for additional medical insurance and other benefits not offered to all other employees.

(5)	Dr. Sanders was our Executive Vice President and Chief Development Officer from February 25, 2008 until November 11, 2008.

(6)	Dr. Janowicz became an executive officer as of October 16, 2007.

(7)

The 2008 base salary of €244,880, 2008 bonus of €84,332, and all other compensation of €14,097 for Dr. Janowicz were converted using the daily average interbank Euro to USD rate for the fiscal year ended December 31, 2008, of 1.47134.

(8)

The 2007 base salary of €236,667, 2007 bonus of €59,640, and all other compensation of €13,723 for Dr. Janowicz were converted using the daily average interbank Euro to USD rate for the fiscal year ended December 31, 2007, of 1.37074.

GRANTS OF PLAN-BASED AWARDS

The following table shows certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2008.

Name	Grant Date	Option Awards: Number of Securities Underlying Options	All Other Stock Awards: Number of Shares of Stock or Units	Exercise or Base Price of Awards	Grant Date Fair Value of Stock and Option Awards(1)
Dino Dina, M.D.	1/30/2008	100,000	—	$6.12	$359,120
	10/3/2008	—	90,000	$1.31	$73,665
Robert L. Coffman, Ph.D.	2/3/2008	75,000	—	$5.31	$233,925
	10/3/2008	—	60,000	$1.31	$49,110
Zbigniew Janowicz, Ph.D.	2/11/2008	25,000	—	$5.25	$77,093
Michael S. Ostrach	2/3/2008	40,000	—	$5.31	$124,760
	10/3/2008	—	60,000	$1.31	$49,110
Martin E. Sanders, M.D.(2)	2/25/2008	400,000	—	$5.88	$1,355,040
	10/3/2008	—	60,000	$1.31	$49,100
Deborah A. Smeltzer	2/3/2008	40,000	—	$5.31	$124,760
	10/3/2008	—	60,000	$1.31	$49,110

(1)

Represents the fair value of each specific equity award on the grant date using the Black-Scholes valuation model. A discussion of the assumptions used in calculating the fair value may be found in Note 13 to the audited financial statements in our 2008 Annual Report.

(2)

Dr. Sanders was our Executive Vice President and Chief Development Officer from February 25, 2008 until November 11, 2008. For stock incentive awards issued to Dr. Sanders during the fiscal year 2008, 300,000 stock options and 60,000 restricted stock units, respectively, were forfeited as of November 11, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following tables show certain information regarding outstanding equity awards for the named executive officers as of December 31, 2008.

Number of Securities Underlying Options

Name		Grant Date	Granted	Exercisable(1)	Unexercisable	Exercise Price	Option Expiration Date
Dino Dina, M.D.	(2)	3/21/2002	66,666	66,666	—	$3.00	3/20/2012
	(4)	3/21/2002	66,666	66,666	—	$3.00	3/20/2012
	(4)	3/21/2002	33,333	33,333	—	$3.00	3/20/2012
	(4)	3/21/2002	33,333	33,333	—	$3.00	3/20/2012
	(2)	12/18/2003	399,999	399,999	—	$3.00	12/17/2013
	(2)	1/20/2005	50,000	48,958	1,042	$7.49	1/19/2015
	(3)	2/23/2006	100,000	50,000	50,000	$6.06	2/22/2016
	(3)	2/2/2007	250,000	62,500	187,500	$6.19	2/2/2017
	(3)	1/30/2008	100,000	—	—	$6.12	1/29/2018

Robert L. Coffman, Ph.D.	(2)	1/22/2003	66,666	55,555	—	$1.50	1/21/2013
	(2)	1/20/2005	75,000	73,437	1,563	$7.49	1/19/2015
	(3)	2/14/2006	50,000	25,000	25,000	$5.85	2/13/2016
	(3)	2/2/2007	40,000	10,000	30,000	$6.19	2/2/2017
	(3)	2/3/2008	75,000	—	75,000	$5.31	2/2/2018

Zbigniew Janowicz, Ph.D.	(3)	5/11/2006	125,000	62,500	62,500	$5.53	5/11/2016
	(3)	10/4/2006	37,500	18,750	18,750	$4.96	10/4/2016
	(3)	2/11/2008	25,000	—	—	$5.25	2/10/2018

Michael S. Ostrach	(3)	10/31/2006	250,000	125,000	125,000	$6.17	10/31/2016
	(3)	2/3/2008	40,000	—	40,000	$5.31	2/3/2008

Martin E. Sanders, M.D.	(8)	2/25/2008	300,000	75,000	225,000	$5.88	2/24/2018
	(8)	2/25/2008	100,000	25,000	75,000	$5.88	2/24/2018

Deborah A. Smeltzer	(6)	1/4/2005	200,000	195,833	4,167	$7.32	1/3/2015
	(5)	1/4/2005	25,000	25,000	—	$7.32	1/3/2015
	(3)	2/14/2006	50,000	25,000	25,000	$5.85	2/13/2016
	(3)	2/2/2007	60,000	15,000	45,000	$6.19	2/2/2017
	(3)	2/3/2008	40,000	—	40,000	$5.31	2/2/2018

Number of Shares of Units

Name		Award Date	Number of Units of Stock That Have not Vested	Market Value of Units of Stock That Have Not Vested
Dino Dina, M.D.	(7)	10/3/2008	90,000	$75,600
Robert L. Coffman, Ph.D.	(7)	10/3/2008	60,000	$50,400
Michael S. Ostrach	(7)	10/3/2008	60,000	$50,400
Martin E. Sanders	(8)	10/3/2008	—	—
Deborah A. Smeltzer	(7)	10/3/2008	60,000	$50,400

(1)

Options exercisable may exceed options vested if grant was made under the 1997 Equity Incentive Plan which allowed for early exercise of options prior to vesting completion, subject to the Company’s right to repurchase the option if vesting is not achieved.

(2)	Options vest monthly over 4 years.

(3)	Options vest annually over 4 years.

(4)	Options vest monthly over 4 years after achievement of performance goals.

(5)	Options fully vested upon achievement of performance goals.

(6)	25% of the options vest after the first year. The remaining options vest monthly over the remaining 3 years.

(7)	100% of stock awards will vest on the fourth anniversary of the award date.

(8)

Dr. Sanders was our Executive Vice President and Chief Development Officer from February 25, 2008 until November 11, 2008. Options vest annually over 4 years. Dr. Sanders was provided an additional six months vesting of his stock options to purchase the Company’s common stock held as of November 11, 2008. In addition, all restricted stock units awarded to Dr. Sanders in fiscal year 2008 were forfeited as of November 11, 2008.

Option Exercises And Stock Vested

There were no stock option exercises by our named executive officers during the fiscal year ended December 31, 2008.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR INVOLUNTARY TERMINATION

Change in Control

The table below outlines the potential payments and benefits payable to each current named executive officer in the event of a change in control of Dynavax, as if such event had occurred as of December 31, 2008. Pursuant to each named executive officer’s Management Agreement, all executives are entitled to receive an additional two years of vesting for unvested stock option awards in such event. The two years of additional vesting of stock option awards is the only benefit provided to our named executive officers in the event of a change in control in which the executive is not involuntarily terminated within a specified period of time prior to or following such event.

Name	Salary Continuation	Non-Equity Incentive Plan Compensation	Continuation of Health Insurance Benefits	Fair Value of Unvested Stock and Option Awards(1)
Dino Dina, M.D.	$—	$—	$—	$903,958
Robert L. Coffman, Ph.D.	$—	$—	$—	$290,326
Zbigniew Janowicz, Ph.D.	$—	$—	$—	$263,824
Michael S. Ostrach	$—	$—	$—	$638,273
Deborah A. Smeltzer	$—	$—	$—	$257,576

(1)

Represents the value of additional stock option vesting based on the fair value of stock option grants under the provisions of FAS 123R without taking into account estimated forfeitures, respective to each named executive’s Management Agreement.

Involuntary Termination in connection with a Change in Control

The table below outlines the potential payments and benefits payable to each current named executive officer in the event of such executive’s involuntary termination in connection with a change in control of Dynavax and within 24 months following such change in control, as if such event had occurred as of December 31, 2008. All named executive officers, with the exception of Dr. Janowicz, are entitled to receive: (1) a lump sum cash payment equal to 12 months of the executive’s then current annual base salary, payable six months from the termination date; (2) a lump sum cash payment equal to the executive’s target incentive compensation; (3) 12 months of continuing health insurance benefits paid by the Company; and (4) the extension of exercisability of all stock options for a period of three years following the termination date. Dr. Janowicz is entitled to the same benefits as the other named executive officers under the Management Agreement except for the extension of exercisability of all stock options following the termination date.

Name	Salary Continuation	Non-Equity Incentive Plan Compensation	Continuation of Health Insurance Benefits	Fair Value of Unvested Stock and Option Awards(1)
Dino Dina, M.D.	$408,000	$244,880	$9,704	$885,390
Robert L. Coffman, Ph.D.	$281,120	$140,560	$20,147	$719,775
Zbigniew Janowicz, Ph.D.(2)	$360,302	$120,101	$4,386	$263,824
Michael S. Ostrach	$307,000	$153,500	$20,147	$1,106,542
Deborah A. Smeltzer	$308,550	$154,275	$9,704	$717,272

(1)

Represents the value of additional stock option vesting based on the fair value of stock option grants under the provisions of FAS 123R without taking into account estimated forfeitures, respective to each named executive’s Management Agreement.

(2)

Represent the maximum potential payments and benefits under the terms of the Management Agreement for Dr. Janowicz, which were converted using the daily average interbank Euro to USD rate for the fiscal year ended December 31, 2008, of 1.47134. If Dr. Janowicz elects to receive his benefits under the terms of his employment agreement, he would only be eligible for a lump sum cash payment of 12 months of his current base salary.

The amounts in the table above do not include payments and benefits to the extent provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Involuntary Termination

The table below outlines the potential payments and benefits payable to each current named executive officer in the event of an involuntary termination of the executive’s employment, as if such event had occurred as of December 31, 2008. All named executive officers with the exception of Dr. Dina, in the event of an involuntary termination of their respective employment other than for cause and not within 24 months following a change in control of Dynavax, would receive: (1) a lump sum cash payment equal to six months of the executive’s then current annual base salary; (2) six months of continuing health insurance benefits paid by the Company; (3) an additional six months vesting of the executive’s stock options to purchase the Company’s common stock; and (4) 90 days to exercise vested options. Dr. Dina is entitled to (1) 12 months base salary; (2) an additional 12 months vesting of stock options; and (3) 12 months of continuing health insurance benefits. Dr. Janowicz is also eligible to receive a lump sum cash payment of 12 months of his current base salary in the event of an involuntary termination under the terms of his employment agreement.

Name	Salary Continuation	Non-Equity Incentive Plan Compensation	Continuation of Health Insurance Benefits	Fair Value of Unvested Stock and Option Awards(1)
Dino Dina, M.D.	$408,000	$—	$9,704	$498,031
Robert L. Coffman, Ph.D.	$140,560	$—	$12,224	$84,400
Zbigniew Janowicz, Ph.D.(2)	$360,302	$—	$—	$—
Michael S. Ostrach	$153,500	$—	$12,224	$174,340
Deborah A. Smeltzer	$154,275	$—	$7,002	$82,948

(1)

Represents the value of additional stock option vesting based on the fair value of stock option grants under the provisions of FAS 123R without taking into account estimated forfeitures, respective to each named executive officer’s Management Agreement.

(2)

Represent maximum potential payments and benefits under the terms of the employment agreement for Dr. Janowicz, which were converted using the daily average interbank Euro to USD rate for the fiscal year ended December 31, 2008, of 1.47134. If Dr. Janowicz elects to receive his benefits under the terms of his Management Agreement, he would receive the same benefits as the other named executive officers.

The amounts in the table above do not include payments and benefits to the extent provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2008 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned	Option Awards(1)	Total
Arnold L. Oronsky, Ph.D.	$50,000	$37,536	$87,536
Nancy L. Buc, Esq.	$37,000	$33,951	$70,951
Dennis Carson, M.D.	$31,000	$29,073	$60,073
Denise M. Gilbert, Ph.D.	$51,500	$23,050	$74,550
David M. Lawrence, M.D	$30,500	$39,884	$70,384
Peggy V. Phillips	$39,000	$25,735	$64,735
Stanley A. Plotkin, M.D.	$29,000	$34,108	$63,108

(1)

Represents the total amount of compensation expense recognized in 2008 based on the fair value of stock option grants under the provisions of FAS 123R without taking into consideration estimated forfeitures.

CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

During 2008, we transferred from the Nasdaq Global Stock Market to the Nasdaq Capital Market. As required under the Nasdaq Capital Market, or NASDAQ, listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Ms. Buc and Ms. Phillips as well as Drs. Carson, Gilbert, Lawrence, Oronsky and Plotkin. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. In determining the independence of Dr. Carson, the Board took into account his role as the university-nominated representative on the evaluation committee to oversee aspects of the agreement between the Regents of the University of California and Dynavax and determined that this relationship would not interfere with Dr. Carson’s exercise of independent judgment in carrying out his responsibilities as a director. In determining the independence of Dr. Lawrence, the Board acknowledged that, prior to his election to the Board in December 2006; the Company had entered into a one year consulting arrangement with Dr. Lawrence as of November 1, 2006 pursuant to which Dr. Lawrence agreed to provide strategic and business advice. In consideration for these services, Dr. Lawrence received 50,000 stock options and consulting fees at a daily rate of $3,000 for meetings and travel. The total cash value of the agreement may not exceed $50,000. All 50,000 stock options are subject to performance-based vesting requirements dependent upon the achievement of specified corporate partnering objectives. The consulting agreement expired upon Dr. Lawrence’s appointment to our Board in December 2006. The Board does not believe that this relationship would interfere with Dr. Lawrence’s exercise of independent judgment in carrying out his responsibilities as a director. Dr. Dina, our President and CEO, is not an independent director by virtue of his employment with the Company.

MEETINGS OF THE BOARD OF DIRECTORS

Our Board of Directors met 14 times during fiscal year 2008. Dr. Plotkin attended 9 of the Board of Director meetings held in 2008. All other Board members attended 75% or more of the aggregate of the meetings of the Board and of the committees, on which the member served, held during the period of services as a director or committee member.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has three committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The following table provides membership and meeting information for fiscal 2008 for each of the Board committees:

Name	Audit		Compensation		Nominating
Nancy L. Buc, Esq.			X	*
Denise M. Gilbert, Ph.D.	X	*
Peggy V. Phillips	X		X
Arnold L. Oronsky, Ph.D.	X				X	*
Total Members	3		2		1
Total Meetings	5		5		0

*	Committee Chairperson

Below is a description of each committee of our Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board has determined that each member of each committee meets the applicable NASDAQ listing standards and related rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors, or Audit Committee, is composed of three directors: Dr. Gilbert (Chairperson), Dr. Oronsky and Ms. Phillips. In addition to determining that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards), the Board determined that Dr. Gilbert qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Dr. Gilbert’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer for public reporting companies. The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee operates under a written charter that is available on the Company’s website at http://investors.dynavax.com/governance.cfm.

Among other things, the charter specifically requires our Audit Committee to:

•	review and monitor the policies and procedures adopted by the Company to fulfill its responsibilities regarding the reliability of the Company’s financial statements;

•	appoint, compensate, and oversee the work of the Company’s independent registered public accounting firm;

•	approve and monitor all audit and non-audit services performed by the Company’s independent registered public accounting firm;

•	review and approve or reject transactions between the Company and any related persons;

•	confer with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

•

establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	review and evaluate the Company’s accounting principles and systems of internal controls; and

•

review and approve the disclosure of the Company’s annual audited financial statements and quarterly financial statements, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Ernst & Young LLP, or Ernst & Young, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements. However, the members of the audit committee are not professionally engaged in the practice of accounting or auditing. The audit committee relies, without independent verification, on the information provided to the committee and on the representations made by management and the independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors

During 2008, the Audit Committee met on five occasions. We also met periodically throughout the year in executive sessions with Ernst & Young, without the presence of the Company’s management. During the course of these meetings, and at other times during 2008, we:

•

discussed with management and Ernst & Young management’s continued testing and evaluation of its system of internal control over financial reporting. We also reviewed Ernst & Young’s Report of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K, or Annual Report, related to its audit of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting;

•

reviewed and discussed with management and Ernst & Young the annual audited financial statements before filing the Company’s Annual Report with the SEC, addressing the acceptability of the Company’s accounting principles and such other matters as the Statement on Auditing Standards No. 61 (Communication with Audit Committees) requires us to discuss, and recommended to the Board that the financial statements should be included in the Annual Report;

•

reviewed and discussed with management and Ernst & Young the Company’s quarterly unaudited financial statements before the issuance of its quarterly financial results press releases and the filing of its Quarterly Reports on Form 10-Q with the SEC;

•

discussed with management and Ernst & Young significant financial reporting matters, including the accounting for significant transactions such as revenue and financing arrangements, variable interest entities, goodwill and intangible asset impairment, and stock-based compensation;

•	appointed and oversaw the work and compensation of Ernst & Young;

•

reviewed and provided guidance with respect to the external audit and the Company’s relationship with Ernst & Young by (1) reviewing Ernst & Young’s proposed audit scope, approach, compensation and independence; (2) obtaining statements from Ernst & Young regarding relationships and services with the Company which may impact independence as required by Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence”; (3) discussing with Ernst & Young the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and whether there were disagreements with management; and (4) obtaining assurance from Ernst & Young that the requirements of Section 10A of the Exchange Act have been met; and

•	reviewed, in conjunction with the Company’s legal counsel, all legal matters that could have a significant impact on the Company’s financial statements or compliance policies.

Based on our reviews and discussions as described above, and based on the report of Ernst & Young, we recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report for the year ended December 31, 2008, for filing with the SEC. We also recommended to the Board, and the Board has approved, that Ernst & Young be appointed as the Company’s independent registered public accounting firm for 2009. In making this recommendation, we considered whether Ernst & Young’s provision of services other than audit services is compatible with maintaining independence of our independent registered public accounting firm. Although we have the sole authority to appoint the independent registered public accounting firm, we continued the long-standing practice of recommending that the Board ask the stockholders at their annual meeting to ratify the appointment of Ernst & Young as the independent registered public accounting firm.

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Dr. Denise M. Gilbert, Chairperson

Dr. Arnold L. Oronsky

Ms. Peggy V. Phillips

Compensation Committee

Our Compensation Committee is composed of three directors: Ms. Buc (Chairperson), Ms. Phillips and Dr. Lawrence. Dr. Lawrence joined the Compensation Committee in January 2009. All members of the Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee acts on behalf of the Board to review, recommend for adoption, and oversee the Company’s compensation strategy, policies, plans and programs. The Compensation Committee operates under a written charter that is available on the Company’s website at http://investors.dynavax.com/governance.cfm.

Among other things, the charter specifically requires our Compensation Committee to:

•

establish corporate and individual performance objectives relevant to the compensation of the Company’s named executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•	review and recommend to the Board for approval the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s CEO;

•	approve the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s named executive officers; and

•	administer the Company’s equity compensation plans, deferred compensation plans and other similar plan and programs.

Under its charter, our Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2008, our Compensation Committee authorized a subcommittee, currently composed of Dr. Dina, to which it delegated authority to grant, without any further action required by our Compensation Committee, stock options or restricted stock to employees and consultants who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-executive employees and consultants, particularly new employees, within specified limits approved by our Compensation Committee.

Report of the Compensation Committee of the Board of Directors

During 2008, our Compensation Committee met five times to review new disclosure and certification requirements regarding executive compensation and discuss our current compensation practices. During the course of these meetings, we:

•	assessed the achievement of corporate goals as they related to executive compensation during the first quarter of the year;

•	reviewed and recommended to the Board annual compensation, bonus payment and stock incentive awards to Dr. Dina;

•	approved performance and related compensation payments to the Company’s other named executive officers, including annual compensation, bonus payments and stock incentive awards; and

•

approved an aggregate limit on options subject to grant by Dr. Dina based on approved hiring plans and ranges of grants for prospective hires and consultants. As part of our oversight function, we reviewed the list of grants made by Dr. Dina, which during the most recent fiscal year, included an aggregate of 100,600 shares to non-officer employees and zero shares to consultants.

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Ms. Nancy L. Buc, Esq.

Dr. David M. Lawrence, M.D.

Ms. Peggy V. Phillips

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors during the fiscal year ended December 31, 2008 were Ms. Buc and Ms. Phillips. Neither of the members of our Compensation Committee at any time has been one of our officers or employees or an officer or employee of one of our subsidiaries at any time during the fiscal year ended December 31, 2008. None of our named executive officers currently serve, or in the past year have served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

Nominating Committee

The Nominating Committee of the Board of Directors, or Nominating Committee, consists of Dr. Oronsky and is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, and identifying with the CEO candidates for appointment or election to the Board. In the case of a new director candidate, the Nominating Committee also determines whether the nominee is independent based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating

Committee did not meet during the fiscal year. The Nominating Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investors.dynavax.com/governance.cfm.

At this time, the Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have not established a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent.

TRANSACTIONS WITH RELATED PERSONS

We have entered into indemnity agreements with each of our officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law.

Prior to his election to the Board in December 2006, the Company had entered into a one year consulting arrangement with Dr. Lawrence as of November 1, 2006 pursuant to which Dr. Lawrence agreed to provide strategic and business advice. In consideration for these services, Dr. Lawrence received consulting fees at a rate of $3,000 per day and 50,000 stock options. All 50,000 stock options are subject to performance-based vesting requirements dependent upon the achievement of specified corporate partnering objectives. The consulting agreement expired upon Dr. Lawrence’s appointment to the Board in December 2006.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2008 such SEC filing requirements were satisfied, except for a late filing made by Dr. Janowicz, the Company’s Chief Executive Officer and Managing Director of Rhein Biotech GmbH (Dynavax Europe), who inadvertently filed a late Form 4 on February 15, 2009 reporting his stock option award.

CODE OF ETHICS

We have adopted the Dynavax Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics is available upon written request. We will provide a written copy of the Dynavax Code of Business Conduct and Ethics to anyone without charge, upon request written to Dynavax Technologies Corporation, Attention: Deborah A. Smeltzer, 2929 Seventh Street, Suite 100, Berkeley, CA 94710-2753, (510) 848-5100. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website at http://www.dynavax.com. There have been no waivers to the Code of Business Conduct and Ethics as of March 31, 2009.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2009 by: (i) each director and nominee for director; (ii) the Company’s CEO, CFO and its three other most highly compensated executive officers during the year ended December 31, 2008 and one former named executive officer who departed from the Company during the fiscal year ended December 31, 2008, or the named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Name and Address of Beneficial Owner	Number of Shares(2)	Percent of Shares Beneficially Owned(3)
Biotechnology Value Fund, L.P.	8,648,657	21.7%
900 North Michigan Avenue, Suite 1100
Chicago, Illinois 60611(4)
Lawrence E. Auriana	3,000,000	7.5%
140 East 45th Street, 43rd Floor
New York, New York 10017-9301(5)
Sanderling Ventures	2,114,320	5.3%
400 S. El Camino Real, Suite 1200
San Mateo, CA 94402(6)

Named Executive Officers and Directors(1)
Dino Dina, M.D.(7)	1,201,484	2.9%
Deborah A. Smeltzer(8)	302,500	*
Robert L. Coffman, Ph.D.(9)	247,249	*
Michael S. Ostrach(10)	135,000	*
Zbigniew Janowicz, Ph.D.(11)	118,750	*
Martin E. Sanders, M.D.(12)	—	—
Arnold L. Oronsky, Ph.D.(13)	631,823	1.6%
Dennis Carson, M.D.(14)	108,119	*
Peggy V. Phillips(15)	62,500	*
Denise M. Gilbert, Ph.D.(16)	50,000	*
Nancy L. Buc, Esq.(17)	38,500	*
Stanley A. Plotkin, M.D.(18)	35,000	*
David M. Lawrence, M.D.(19)	20,000	*
All executive officers and directors as a group (13 persons)(20)	2,950,925	7.1%

*	Less than one percent.

(1)	The address of each of the named executive officers and directors is c/o Dynavax Technologies Corporation, 2929 Seventh Street, Suite 100, Berkeley, California 94710.

(2)

To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(3)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Shares of our common stock subject to options currently exercisable or that will become exercisable within 60 days after March 31, 2009 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Applicable percentages are based on 39,922,469 shares of our common stock outstanding as of March 31, 2009, adjusted as required by the rules of the Securities and Exchange Commission.

(4)	Based on a Schedule 13D filed by Biotechnology Value Fund, L.P. on October 24, 2008 with the Securities and Exchange Commission.

(5)	Based on a Schedule 13D filed by Lawrence E. Auriana on December 29, 2008 with the Securities and Exchange Commission.

(6)	Based on information provided directly by the holder as of March 31, 2009.

(7)	Includes 203,214 shares held by the Dino Dina 1999 Revocable Trust, of which Dr. Dina is trustee. Also includes 23,273 shares purchased through the employee stock purchase plan and options to purchase 874,997 shares of common stock exercisable within 60 days of March 31, 2009.

(8)	Includes options to purchase 302,500 shares of common stock exercisable within 60 days of March 31, 2009.

(9)	Includes options to purchase 206,805 shares of common stock exercisable within 60 days of March 31, 2009.

(10)	Includes options to purchase 135,000 shares of common stock exercisable within 60 days of March 31, 2009.

(11)	Includes options to purchase 118,750 shares of common stock exercisable within 60 days of March 31, 2009.

(12)	Dr. Sanders was our Executive Vice President and Chief Development Officer from February 25, 2008 until November 11, 2008.

(13)	Includes (i) options to purchase 47,500 shares of common stock exercisable within 60 days of March 31, 2009 and (ii) 584,323 shares held by InterWest Partners V L.P. Mr. Oronsky is a general partner of the general partner of InterWest Partners V L.P. and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(14)	Includes options to purchase 40,000 shares of common stock exercisable within 60 days of March 31, 2009.

(15)	Includes options to purchase 17,500 shares of common stock exercisable within 60 days of March 31, 2009.

(16)	Includes options to purchase 50,000 shares of common stock exercisable within 60 days of March 31, 2009.

(17)	Includes options to purchase 32,500 shares of common stock exercisable within 60 days of March 31, 2009.

(18)	Includes options to purchase 35,000 shares of common stock exercisable within 60 days of March 31, 2009.

(19)	Includes options to purchase 20,000 shares of common stock exercisable within 60 days of March 31, 2009.

(20)	Total number of shares includes 1,070,373 shares of common stock in aggregate held as of March 31, 2009 by our executive officers and directors and entities affiliated with such executive officers and directors. Also includes options to purchase 1,880,552 shares of common stock exercisable within 60 days of March 31, 2009.

PERFORMANCE GRAPH

The chart below compares total stockholder return on an investment of $100 in cash on February 19, 2004, the date our common stock first started trading on NASDAQ, for: our common stock, Total Return Index for The NASDAQ Stock Market (U.S. companies), and Total Return Index for NASDAQ Pharmaceutical Stocks. All values assume reinvestment of the full amount of all dividends.

Note: Dynavax management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2009 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ MICHAEL S. OSTRACH
Michael S. Ostrach
Secretary

April 14, 2009

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008 is available without charge upon written request to: Secretary, Michael S. Ostrach, Dynavax Technologies Corporation, 2929 SEVENTH STREET, SUITE 100, BERKELEY, CA 94710.

Please mark

your votes as

indicated in

this example

The Board of Directors recommends a vote FOR the listed nominees.

The Board of Directors recommends a vote FOR the following proposal.

1. Election of the Class II Directors

Nominees:

01 Arnold L. Oronsky, Ph.D.

02 Peggy V. Phillips

FOR

ALL

WITHHOLD

FOR ALL

*EXCEPTIONS

2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2009.

FOR

AGAINST

ABSTAIN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address

Change or Comments

SEE REVERSE

Signature

Signature

Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

DYNAVAX TECHNOLOGIES CORPORATION

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://www.dynavax.com/2009proxy.htm

INTERNET

http://www.proxyvoting.com/dvax

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

42958

Dynavax Technologies Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNAVAX TECHNOLOGIES CORPORATION

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS May 13, 2009

The undersigned stockholder of DYNAVAX TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 14, 2009, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and hereby appoints Dino Dina, M.D. and Deborah A. Smeltzer, or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of the Company to be held on May 13, 2009 at 10:00 a.m., Pacific Time, at the Company’s offices at 2929 Seventh Street, Suite 100, Berkeley, California, and at any postponement or adjournment thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) THE ELECTION OF THE CLASS III DIRECTORS, AND (2) THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

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